UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2013

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     OTHER EVENTS.

The following information is being filed pursuant to Item 8.01 – Other Events of Form 8-K.

MBIA Inc. announced today that in response to the request made by its wholly-owned subsidiary MBIA Insurance Corporation ("MBIA Corp.") to make the scheduled January 15, 2013 interest payment on MBIA Corp.'s 14% Fixed-to-Floating Rate Surplus Notes due 2033 (the “Surplus Notes”), the New York State Department of Financial Services (“NYSDFS”) has denied MBIA Corp.’s request to make the January 15, 2013 scheduled interest payment on the Surplus Notes.

In accordance with the terms of the Fiscal Agency Agreement governing the Surplus Notes, MBIA Corp. will not make the January 15, 2013 interest payment on the Surplus Notes because pursuant to Section 1307 of the New York Insurance Law and the Fiscal Agency Agreement, any payment on the Surplus Notes may be made only with the prior approval of the NYSDFS, and no such payment becomes due absent NYSDFS approval.  Accordingly, MBIA Corp. is not required to make the January 15, 2013 scheduled interest payment under the terms of the Fiscal Agency Agreement, and the non-payment does not constitute a default under the Fiscal Agency Agreement or any other MBIA Corp. or MBIA Inc. agreement.  In accordance with the terms of the Fiscal Agency Agreement, MBIA Corp. is required to provide, and will provide, notice to the Fiscal Agent if it has not made a scheduled interest payment.

The deferred interest payment will be due on the first business day on or after which MBIA Corp. obtains approval to make such payment.  No interest will accrue on the deferred interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	January 15, 2013